Exhibit 99.1


               Worthington Reports Third Quarter Results


    COLUMBUS, Ohio--(BUSINESS WIRE)--March 29, 2007--Worthington
Industries, Inc. (NYSE:WOR) today reported results for the three and nine-month periods ended February 28, 2007.



(U.S. dollars in millions, except per share data)

                           3Q2007  2Q2007  3Q2006   9M2007    9M2006
                           ------- ------- ------- --------- ---------
Net sales                  $677.3  $729.3  $681.5  $2,185.2  $2,075.2
Operating income              2.2    30.6    25.6      87.5     102.8
Equity income                13.5    14.8     8.2      46.5      35.6
Net earnings                  5.5    26.9    19.2      75.7      86.6
Earnings per share          $0.06   $0.31   $0.21     $0.87     $0.97

EBITDA(a)                   $30.0   $60.4   $47.5    $178.0    $182.4

(a)Earnings before interest, taxes, depreciation and amortization. See reconciliation on consolidated statement of earnings.


    Net sales for the third quarter of fiscal 2007 were $677.3 million, in line with net sales of $681.5 million for the third quarter of fiscal 2006. Third quarter net earnings were $5.5 million and earnings per diluted share were $0.06, compared to $19.2 million, or $0.21 per diluted share, for the same period last year.

    For the nine-month period, net sales increased 5% to $2,185.2 million compared to $2,075.2 million last year. Net earnings were $75.7 million and earnings per diluted share were $0.87, compared to $86.6 million and $0.97, respectively, for the same period last year.

    "As we anticipated, this was a difficult quarter. Although we are not satisfied with the overall results, we are confident that growth opportunities exist in each of our business segments and joint ventures in the near and long term," said John P. McConnell, Chairman and CEO. "Despite the challenges in Steel Processing and Metal Framing, we did have record earnings in Pressure Cylinders and our WAVE joint venture. Both Steel Processing and Metal Framing are positioned to improve greatly during our seasonally strong fourth quarter. The improved performance in Steel Processing and Metal Framing, combined with continued strong performance in Pressure Cylinders and WAVE, should provide much better results in the fourth quarter," said McConnell.

    Third Quarter Highlights

    --  Quarterly net sales and operating income in the Pressure
        Cylinders segment set records. Net sales of $133.7 million were a third quarter record and quarterly operating income of $21.8 million was the best ever.

    -- Equity income from six unconsolidated joint ventures totaled $13.5 million due to record third quarter performance at Worthington Armstrong Venture (WAVE).

    -- Cash dividends received from joint ventures totaled $54.4 million for the quarter and $87.0 million for the year-to-date period. WAVE contributed $50.0 million and $81.0 million, respectively, of the dividends.

    -- During the third quarter, 831,600 common shares were repurchased, reducing total outstanding shares to 84.4 million at quarter end.

    -- During the third quarter, $14.5 million was paid to shareholders in a regular quarterly dividend. At quarter end, the dividend yielded a 3.4% annualized return.

    Quarterly Segment Results

    In the Steel Processing segment, quarterly net sales of $324.3 million were 8%, or $27.6 million, lower than $351.9 million in the comparable quarter of fiscal 2006. The decrease in net sales was the result of much lower volumes (down 14%) partially offset by higher average selling prices (up 7%). The average spread between selling prices and material costs was up 5% from the year ago period, but significantly lower volume at automotive and construction related customers resulted in a decline in operating income in this seasonally slow quarter.

    In the Metal Framing segment, net sales of $173.9 million were 3%, or $5.8 million, lower than $179.7 million in the comparable quarter of fiscal 2006. Higher selling prices (up 5%) partially offset the effect of lower volumes (down 8%). Selling prices rose from the year ago period but not enough to offset significantly higher material costs. Material costs climbed 32% due to high galvanized steel material expense driven by record zinc prices and an unfavorable mix of prime and secondary steel inventory. Selling prices were constrained by weak demand which was the result of: reduced residential and commercial construction activity, especially in the significant Florida market; product substitution, as steel remained higher priced than alternative building materials, such as wood; increased competition; and delays in commercial construction projects as developers anticipated lower material prices. The much narrower spread between selling prices and material costs resulted in an operating loss in the quarter. The quarterly loss included a $1.7 million asset write-down for a closed facility in Laporte, Indiana.

    In the Pressure Cylinders segment, net sales increased 21%, or $23.1 million, to $133.7 million from $110.6 million in the comparable quarter of fiscal 2006. Average selling prices improved significantly due to product mix and price increases in certain product lines. Strong performance in North America and Europe is the result of a series of well-executed plans over several years to cut costs, exit unprofitable product lines, introduce new product lines, consolidate facilities and grow profitable lines through capacity and geographic expansion. These actions, along with a strong overall sales effort, led to a doubling in operating income from the prior year.

    Worthington's unconsolidated joint ventures contributed $13.5 million in equity income, compared to $8.2 million in the year ago quarter. Continued strong performance at the largest of six joint ventures, Worthington Armstrong Venture (WAVE), which manufactures ceiling grid for the commercial and residential construction markets, was offset somewhat by weaker results at TWB, WSP and VWS, which are closely tied to automotive end markets. The prior year period was negatively impacted by a $6.1 million income tax adjustment at Acerex, a Mexican steel processing venture which has since been sold.

    Outlook

    The outlook for fourth quarter earnings is expected to be much improved from the third quarter for several reasons:

    -- Metal Framing is expected to return to profitability as higher priced inventory has been depleted and demand and selling prices are improving.

    -- Positive trends at Pressure Cylinders and WAVE are expected to continue.

    -- Seasonal strength typically benefits all of the business segments and joint ventures in the fourth quarter compared to seasonal weakness in the third quarter (which includes the month of December).

    Other

    Share Repurchases

    During the third quarter, 831,600 shares were repurchased under a 10 million share authorization originally announced June 13, 2005, leaving a net authorized amount of approximately 5.6 million shares. Purchases may occur from time to time, on the open market or in private transactions, with consideration given to the market price of the stock, the nature of other investment opportunities, cash flows from operations and general economic conditions.

    Dividend Declared

    On February 20, 2007, the board of directors declared a quarterly cash dividend of $0.17 per share payable March 29, 2007, to shareholders of record on March 15, 2007.

    Announcements

    On March 6, 2007, the company announced that its TWB Company laser welded blanking joint venture with ThyssenKrupp Steel AG will begin operating a new manufacturing facility in Prattville, Alabama, to serve the automotive market in the south. The 50,000 square foot facility will be ready for production in May 2007.

    On February 28, 2007, the company announced that Dietrich Metal Framing obtained three key code endorsements for its UltraSTEEL(R) Framing product from the International Code Conference Evaluation Services, American Society for Testing and Materials International, and Architectural Testing, Inc. All three bodies determined that UltraSTEEL(R) is a compliant building product and is approved for construction use even when not specifically named.

    Conference Call

    Worthington will review third quarter results during its quarterly conference call today, March 29, 2007, at 1:30 p.m. Eastern Daylight Time. Details on the conference call can be found on the company web site at www.WorthingtonIndustries.com

    Corporate Profile

    Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as metal framing, pressure cylinders, automotive past model service stampings, metal ceiling grid systems and laser welded blanks. Worthington employs more than 8,000 people and operates 63 facilities in 10 countries.

    Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company's foundation. Worthington Industries is listed as one of America's Most Admired Companies by Fortune magazine.

    Safe Harbor Statement

    The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the company relating to future or expected performance, sales, operating results and earnings per share; projected capacity and working capital needs; pricing trends for raw materials and finished goods; anticipated capital expenditures and asset sales; projected timing, results, costs, charges and expenditures related to acquisitions or to facility dispositions, shutdowns and consolidations; new products and markets; expectations for company and customer inventories, jobs and orders; expectations for the economy and markets; expected benefits from new initiatives; effects of judicial rulings and other non-historical matters constitute "forward-looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, product demand and pricing; changes in product mix, product substitution and market acceptance of the company's products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of consolidation and other changes within the steel, automotive, construction and related industries; failure to maintain appropriate levels of inventories; the ability to realize cost savings and operational efficiencies on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies therefrom; capacity levels and efficiencies within facilities and within the industry as a whole; financial difficulties (including bankruptcy filings) of customers, suppliers, joint venture partners and others with whom the company does business; the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of disruption in business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, and foreign currency exposure; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; adverse claims experience with respect to workers compensation, product recalls or liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the company in the application of its significant accounting policies; level of imports and import prices in the company's markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad; and other risks described from time to time in the company's filings with the United States Securities and Exchange Commission.



                     WORTHINGTON INDUSTRIES, INC.
                 CONSOLIDATED STATEMENTS OF EARNINGS
                             (Unaudited)
                   (in thousands, except per share)

                           Three Months Ended     Nine Months Ended
                              February 28,          February 28,
                           ------------------- -----------------------
                             2007      2006       2007        2006
                           --------- --------- ----------- -----------
Net sales                  $677,250  $681,548  $2,185,232  $2,075,211
Cost of goods sold          620,931   602,646   1,923,464   1,817,549
                           --------- --------- ----------- -----------
  Gross margin               56,319    78,902     261,768     257,662
Selling, general and
 administrative expense      54,159    53,345     174,316     154,899
                           --------- --------- ----------- -----------
  Operating income            2,160    25,557      87,452     102,763
Other income (expense):
  Miscellaneous expense        (847)     (255)     (1,916)        (60)
  Interest expense           (6,636)   (6,875)    (17,003)    (20,157)
  Equity in net income of
   unconsolidated
   affiliates                13,463     8,178      46,544      35,565
                           --------- --------- ----------- -----------
  Earnings before income
   taxes                      8,140    26,605     115,077     118,111
Income tax expense            2,630     7,448      39,395      31,519
                           --------- --------- ----------- -----------
Net earnings                 $5,510   $19,157     $75,682     $86,592
                           ========= ========= =========== ===========


Average common shares
 outstanding - basic         84,733    88,361      86,918      88,174
                           --------- --------- ----------- -----------
Earnings per share - basic    $0.07     $0.22       $0.87       $0.98
                           ========= ========= =========== ===========


Average common shares
 outstanding - diluted       85,309    89,152      87,473      88,870
                           --------- --------- ----------- -----------
Earnings per share -
 diluted                      $0.06     $0.21       $0.87       $0.97
                           ========= ========= =========== ===========


Common shares outstanding
 at end of period            84,430    88,523      84,430      88,523

Cash dividends declared
 per share                    $0.17     $0.17       $0.51       $0.51




---------------------------

Reconciliation of net
 earnings to EBITDA
Net earnings                 $5,510   $19,157     $75,682     $86,592
Interest expense              6,636     6,875      17,003      20,157
Income taxes                  2,630     7,448      39,395      31,519
Depreciation &
 amortization                15,251    14,024      45,872      44,133
                           --------- --------- ----------- -----------
EBITDA                      $30,027   $47,504    $177,952    $182,401
                           ========= ========= =========== ===========




                     WORTHINGTON INDUSTRIES, INC.
                     CONSOLIDATED BALANCE SHEETS
                      (Unaudited, in thousands)

                                              February 28,   May 31,
                                                  2007        2006
                                              ------------ -----------
Assets
Current assets:
  Cash and cash equivalents                       $38,968     $56,216
  Short-term investments                                -       2,173
  Receivables, less allowances of $4,809 and
   $4,964 at February 28, 2007 and May 31,
   2006                                           371,360     404,553
  Inventories:
    Raw materials                                 285,299     266,818
    Work in process                                95,012     104,244
    Finished products                             102,916      88,295
                                              ------------ -----------
      Total inventories                           483,227     459,357
  Assets held for sale                              5,193      23,535
  Deferred income taxes                            16,550      15,854
  Prepaid expenses and other current assets        39,680      34,553
                                              ------------ -----------
    Total current assets                          954,978     996,241

Investments in unconsolidated affiliates           85,356     123,748
Goodwill                                          178,556     177,771
Other assets                                       44,307      55,733
Property, plant & equipment, net                  565,265     546,904
                                              ------------ -----------
Total assets                                   $1,828,462  $1,900,397
                                              ============ ===========

Liabilities and shareholders' equity
Current liabilities:
  Accounts payable                               $256,880    $362,883
  Notes payable                                   119,564       7,684
  Accrued compensation, contributions to
   employee benefit plans and related taxes        38,635      49,784
  Dividends payable                                14,357      15,078
  Other accrued items                              29,853      36,483
  Income taxes payable                              8,553      18,874
                                              ------------ -----------
    Total current liabilities                     467,842     490,786

Other liabilities                                  57,214      55,249
Long-term debt                                    245,000     245,000
Deferred income taxes                             111,100     114,610
                                              ------------ -----------
    Total liabilities                             881,156     905,645

Minority interest                                  48,707      49,446
Shareholders' equity                              898,599     945,306
                                              ------------ -----------
Total liabilities and shareholders' equity     $1,828,462  $1,900,397
                                              ============ ===========




                     WORTHINGTON INDUSTRIES, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (Unaudited, in thousands)

                               Three Months Ended   Nine Months Ended
                                  February 28,        February 28,
                               ------------------- -------------------
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------
Operating activities
Net earnings                     $5,510   $19,157   $75,682   $86,592
Adjustments to reconcile net
 earnings to net cash provided
 (used) by operating
 activities:
  Depreciation and
   amortization                  15,251    14,024    45,872    44,133
  Provision for deferred
   income taxes                  (1,000)   (2,984)     (826)   (8,186)
  Equity in net income of
   unconsolidated affiliates,
   net of distributions          40,958     2,423    40,421    (6,397)
  Minority interest in net
   income of consolidated
   subsidiaries                     980     1,645     3,561     4,179
  Other adjustments               2,473       256     1,896     2,593
Changes in assets and
 liabilities:
  Accounts receivable             3,923   (13,427)   36,716    46,487
  Inventories                    48,164   (56,289)  (15,774)  (20,070)
  Prepaid expenses and other
   current assets                  (724)   (2,033)   (3,970)   (9,227)
  Other assets                     (668)      238     3,320      (392)
  Accounts payable and accrued
   expenses                      26,953   (10,684) (139,622)   22,011
  Other liabilities                (642)    3,715     1,123       193
                               --------- --------- --------- ---------
Net cash provided (used) by
 operating activities           141,178   (43,959)   48,399   161,916
                               --------- --------- --------- ---------

Investing activities
  Investment in property,
   plant and equipment, net     (10,627)  (18,088)  (44,134)  (43,101)
  Investment in aircraft              -   (16,250)        -   (16,250)
  Acquisitions, net of cash
   acquired                           -        (6)  (31,727)   (6,776)
  Investment in unconsolidated
   affiliate                          -         -    (1,000)        -
  Proceeds from sale of assets      135       272    18,091     3,054
  Purchases of short-term
   investments                        -  (200,492)        -  (443,745)
  Sales of short-term
   investments                        -   253,675     2,173   401,674
                               --------- --------- --------- ---------
Net cash provided (used) by
 investing activities           (10,492)   19,111   (56,597) (105,144)
                               --------- --------- --------- ---------

Financing activities
  Proceeds from (payments on)
   short-term borrowings        (83,936)        -   111,880         -
  Principal payments on long-
   term debt                         (5)     (521)       (7)   (1,011)
  Proceeds from issuance of
   common shares                    693     3,029     2,558     7,132
  Excess tax benefits - stock-
   based compensation                 -         -       200         -
  Payments to minority
   interest                      (2,400)        -    (2,400)   (3,840)
  Repurchase of common shares   (14,109)        -   (76,617)        -
  Dividends paid                (14,488)  (15,012)  (44,664)  (44,932)
                               --------- --------- --------- ---------
Net cash used by financing
 activities                    (114,245)  (12,504)   (9,050)  (42,651)
                               --------- --------- --------- ---------

Increase (decrease) in cash
 and cash equivalents            16,441   (37,352)  (17,248)   14,121
Cash and cash equivalents at
 beginning of period             22,527   108,722    56,216    57,249
                               --------- --------- --------- ---------
Cash and cash equivalents at
 end of period                  $38,968   $71,370   $38,968   $71,370
                               ========= ========= ========= =========




                     WORTHINGTON INDUSTRIES, INC.
                          SUPPLEMENTAL DATA
                      (Unaudited, in thousands)

This supplemental information is provided to assist in the analysis of the results of operations.

                           Three Months Ended     Nine Months Ended
                              February 28,          February 28,
                           ------------------- -----------------------
                             2007      2006       2007        2006
                           --------- --------- ----------- -----------
Volume:
    Steel Processing
     (tons)                     744       863       2,431       2,618
    Metal Framing (tons)        150       163         473         518
    Pressure Cylinders
     (units)                  9,970    10,679      31,291      36,229

Net sales:
    Steel Processing       $324,312  $351,933  $1,100,179  $1,068,018
    Metal Framing           173,918   179,659     575,773     577,178
    Pressure Cylinders      133,714   110,629     375,525     324,145
    Other                    45,306    39,327     133,755     105,870
                           --------- --------- ----------- -----------
              Total net
               sales       $677,250  $681,548  $2,185,232  $2,075,211
                           ========= ========= =========== ===========

Material cost:
    Steel Processing       $251,946  $272,245    $837,708    $817,246
    Metal Framing           138,459   113,762     407,167     370,558
    Pressure Cylinders       60,536    51,853     171,030     157,172

Operating income (loss):
    Steel Processing         $2,079   $10,621     $40,650     $43,647
    Metal Framing           (21,538)    5,768      (8,619)     30,020
    Pressure Cylinders       21,760     9,881      58,596      29,049
    Other                      (141)     (713)     (3,175)         47
                           --------- --------- ----------- -----------
              Total
               operating
               income        $2,160   $25,557     $87,452    $102,763
                           ========= ========= =========== ===========



    CONTACT: Worthington Industries, Inc.
             Media Contact:
             Cathy M. Lyttle, 614-438-3077
             VP, Corporate Communications
             E-mail: cmlyttle@WorthingtonIndustries.com
             or
             Investor Contact:
             Allison M. Sanders, 614-840-3133
             Director, Investor Relations
             E-mail: asanders@WorthingtonIndustries.com